EXHIBIT 4.1

                                 LIMITED WAIVER
                                       TO
                           REVOLVING CREDIT AGREEMENT

      This LIMITED WAIVER TO CREDIT AGREEMENT is made and entered into as of February 13, 2001 (this "WAIVER"), among (a) ITEQ, INC., a Delaware corporation (the "BORROWER"), (b) THE GUARANTORS signatories hereto as guarantors, (c) FLEET NATIONAL BANK (f/k/a/ BankBoston, N.A.), a national banking association having its principal place of business at 100 Federal Street, Boston, Massachusetts 02110 (acting in its individual capacity, "Fleet"), and the other lending institutions which are or become parties to the Credit Agreement defined below (together with Fleet, the "BANKS"), (D) DEUTSCHE BANK AG, as documentation agent (the "DOCUMENTATION AGENT"), and (e) FLEET NATIONAL BANK, as agent for the Banks (acting in such capacity, the "AGENT"). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement defined below.

      WHEREAS, the Borrower, the Guarantors, the Banks, the Documentation Agent and the Agent have entered into the Revolving Credit Agreement, dated as of October 28, 1997 (as amended and in effect from time to time, the "CREDIT AGREEMENT"), pursuant to which the Banks have extended credit to the Borrower on the terms set forth therein;

      WHEREAS, the Borrower has requested that the Banks and the Agent suspend or waive certain covenants and other provisions contained in the Credit Agreement and other Loan Documents; and

      WHEREAS, the Banks and the Agent have agreed to honor such requests upon the terms and subject to the conditions contained herein;

      NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      SS.1. DEFINITIONS. As used in this Waiver, the following terms have the meanings set forth below:

      AMEREX. Amerex Industries, Inc., a Delaware corporation.

      AMEREX ASSETS. The assets of Amerex to be sold.

      AMEREX SALE. The sale by the Borrower or one or more of its Subsidiaries of the Amerex Assets.

      HOULIHAN. Houlihan Lokey Howard & Zukin LLP.

      HOULIHAN ENGAGEMENT LETTER. The letter agreement dated May 3, 2000, between the Borrower and Houlihan, as modified by the addendum letter dated June 14, 2000, between the Borrower and Houlihan,
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                                      -2-

and without giving effect to any further amendments thereto unless approved by the Agent and the Majority Banks.

      NET CASH PROCEEDS. For the Amerex Sale, the gross cash proceeds of the Amerex Sale MINUS, the sum of (a) the amount of the transaction fee payable by the Borrower to Houlihan under the Houlihan Engagement Letter for the Amerex Sale, and (b) the reasonable amount of any other fees and expenses charged to the Borrower and constituting the direct transaction costs of the Amerex Sale.

      NINTH AMENDMENT. The Limited Waiver and Ninth Amendment dated as of July 7, 2000 entered into by the Borrower, the Guarantors, the Banks and the Agent.

      REQUISITE BANKS. For the purposes ofss.ss.2 and 4, the Requisite Banks are the Majority Banks. For purposes ofss.3, the Requisite Banks are all of the Banks.

      SS.2. LIMITED SUSPENSION OF CERTAIN FINANCIAL COVENANTS.

      (a) Subject to the satisfaction of the conditions precedent set forth in ss.5 and in consideration and reliance upon the agreements of the Borrower and the Guarantors contained herein, the Banks and the Agent hereby agree temporarily to suspend the Borrower's obligation to comply with Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6 and 8.7 of the Credit Agreement and Section 2(a)(ii) of the Ninth Amendment (the "SPECIFIED COVENANTS") from February 15, 2001 until 5 p.m., Boston time, on March 15, 2001 (or such earlier date as this Waiver may expire pursuant to ss.2(b) hereof); PROVIDED, that each of the following conditions are satisfied throughout such period:

            (i) the Borrower will not make or permit any Subsidiary to make, Capital Expenditures or enter into Capitalized Leases and operating leases with rental obligations, in an aggregate amount greater than $750,000 for all such Capital Expenditures, Capitalized Leases and rental obligations for the period from June 29, 2000 to March 15, 2001,

            (ii) the Borrower shall have provided to the Banks and the Agent, within 10 days following the end of each month, a certificate signed by the Borrower's chief financial officer certifying as to the Borrower's compliance with each of the conditions for such month as set forth herein, together with the details thereof as reasonably requested by the Agent.

      (b) At the earliest of (i) 5:00 p.m., Boston time, on March 15, 2001, (ii) any condition set forth in ss.2(a) not being met, (iii) the occurrence of any other Event of Default (other than the Borrower's failure to comply with the Specified Covenants through March 15, 2001), and (iv) the Agent, at any time on or after March 5, 2001, giving written notice to the Borrower and
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                                      -3-

the Guarantors of the termination of the suspension of the Borrower's obligations to comply with the Specified Covenants, the provisions of ss.2(a) shall expire and be of no further force or effect, and the Banks and the Agent shall thereupon have all of the rights and remedies set forth in the Credit Agreement and the other Loan Documents as if the Borrower's compliance with the Specified Covenants of the Credit Agreement and the Ninth Amendment had never been suspended. Such rights and remedies include the right to declare all of the Obligations due and payable by reason of the Borrower's failure to comply with the Specified Covenants and to exercise all rights and remedies against the Borrower, the Guarantors and the Collateral.

      (c) The waiver set forth in ss.2(a) shall apply only to the Specified Covenants. No waiver with respect to any other Default or Event of Default, whether presently existing or hereafter arising, is granted hereby. Any obligation to make Swing Line Loans, to make Revolving Credit Loans or to issue, extend or renew Letters of Credit shall, at all times, be subject to the satisfaction of all of the terms and conditions of the Credit Agreement, including, without limitation, the conditions precedent set forth in the Credit Agreement. The Banks and the Agent shall, at all times, retain all of the rights and remedies in respect of any Default or Event of Default under the Credit Agreement other than, during the limited period described in ss.2(a), with respect to the Specified Covenants.

      SS.3. LIMITED WAIVER REGARDING SALES OF CERTAIN ASSETS.

      (a) The Banks and the Agent hereby consent to the Amerex Sale, to the release by the Agent of the Agent's security interest in the Amerex Assets applicable to the Amerex Sale, PROVIDED that, for the Amerex Sale, each of the following conditions are met:

            (i) 100% of the Net Cash Proceeds of the Amerex Sale, if not paid directly to the Agent by the buyer, shall, upon receipt by the Borrower or any Subsidiary of such Net Cash Proceeds, be forthwith paid to the Agent for application to the Obligations;

            (ii) the gross cash proceeds of the Amerex Sale shall be no less than $2,850,000 for the Amerex Sale and the Net Cash Proceeds shall be no less than $2,285,000;

            (iii) the Agent is released (or other arrangements completely satisfactory to the Agent are made by which the Banks are released from their participations therein) from any Letter of Credit issued for the benefit of Amerex and the then Letter of Credit Commitment shall be permanently and automatically reduced pursuant to ss.3.1(d) of the Credit Agreement, such reduction to be effective at the time of such release;
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                                      -4-

            (iv) each of the then Total Commitment and the then Revolver Commitment (and if applicable, the then Letter of Credit Commitment), shall be permanently and automatically reduced pursuant to ss.2.12 of the Credit Agreement, such reduction to be effective at the time at which such Net Cash Proceeds are first received by the Borrower or any Subsidiary (or by the Agent on its or their behalf);

            (v) the Agent's security interest under the Security Documents shall attach, on a first perfected basis, to any non-cash proceeds of the Amerex Sale, the Borrower hereby agreeing to, and to cause any applicable Subsidiary to:

                  (A) deliver any such non-cash proceeds consisting of
            instruments or investment property, together with indorsements and stock powers executed in blank, to the Agent to hold as Collateral under the Security Documents,

                  (B) permit the Agent to notify any escrow agent of the Agent's security interest, for the benefit of the Banks and the Agent, in any Escrow Funds (as defined in the Eighth Amendment), and cause the escrow agent to agree, at the time of the establishment of the escrow, using irrevocable instructions satisfactory to the Agent, to deliver the Escrow Funds, to the Agent, without further consent of the Borrower or such Subsidiary, for application to the Obligations, to such extent and at such time as delivery would otherwise be available to the Borrower or such Subsidiary under the terms of the escrow; and

                  (C) take any other action as may be necessary or, in the
            opinion of the Agent, advisable for the Agent to perfect and to maintain its perfection and priority of such security interest,

            (vi) the Agent and its counsel shall have reviewed and shall be reasonably satisfied with the terms and conditions of the purchase and sale agreement for the Amerex Sale, any escrow arrangements, and all related documents as well as the identity of the buyer thereunder to the extent not previously disclosed to the Banks and the Agent; and

            (vii) unless otherwise waived in writing by the Majority Banks, after otherwise giving effect to this Waiver, no Default or Event of Default shall have occurred and shall be continuing at the time of completion of the Amerex Sale or would occur as a result thereof.

      (b) Upon satisfaction of the conditions set forth in ss.3(a) for the Amerex Sale, the Agent is instructed by the Banks to provide such Uniform Commercial Code or other releases and confirmations of releases of the
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                                      -5-

Agent's security interest in the Amerex Assets sold under the Amerex Sale. The Agent shall be entitled to assume that any factual condition set forth in ss.3(a), not evident from the Agent's own books and records, has been met unless the officers of the Agent active upon the Borrower's account have actual knowledge that such condition has not been met.

      (c) Solely with respect to provisions concerning the Amerex Sale, the provisions of this ss.3 supersede ss.3 of the Limited Waiver dated as of December 28, 2000 entered into by the Borrower, the Guarantors, the Banks and the Agent.

      SS.4. LIMITED SUSPENSION OF CLOSING FEE. Subject to the satisfaction of the conditions precedent set forth in ss.5 and in consideration and reliance upon the agreements of the Borrower and the Guarantors contained herein, the Banks and the Agent hereby agree temporarily to suspend the Borrower's obligation to make the Second Payment (as defined in the Ninth Amendment) of the Closing Fee (as defined in the Ninth Amendment) from February 15, 2001 until 5 p.m., Boston time, on March 15, 2001; PROVIDED, that each of the conditions set forth in ss.2(a) are satisfied throughout such period.

      SS.5. CONDITIONS TO EFFECTIVENESS. This Waiver shall not become effective unless on or prior to 5:00 p.m., Boston time, on February 15, 2001:

      (a) this Waiver shall have been executed and delivered by the Borrower, the Guarantors, the Requisite Banks and the Agent;

      (b) the Agent shall have received evidence satisfactory to it of appropriate corporate or other entity actions approving the terms and conditions set forth herein; and

      (c) the Borrower shall have reimbursed the Agent for, or paid directly, all fees, costs, and expenses incurred by the Agent, its counsel and their professional advisors and for which invoices have been delivered.

      SS.6.   REPRESENTATIONS AND WARRANTIES.

      SS.6.1. REPRESENTATIONS AND WARRANTIES IN CREDIT AGREEMENT. The Borrower hereby represents and warrants to the Banks and the Agent that each of the representations and warranties of the Borrower contained in the Credit Agreement as modified hereby or in any document or instrument delivered pursuant to or in connection with the Credit Agreement as modified hereby are true as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and changes occurring in the ordinary course of business which singly or in the aggregate are not materially adverse, or to the extent that such representations and warranties relate solely and expressly to an earlier date) and, taking into account this Waiver, no Default or Event of Default has occurred and is continuing.
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                                      -6-

      SS.6.2. AUTHORITY, NO CONFLICTS, ETC. The Borrower hereby represents and warrants to the Banks and the Agent that the execution, delivery and performance of this Waiver and the transactions contemplated hereby (i) are within the corporate authority of the Borrower and the Guarantors, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any material breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or Guarantors so as to materially adversely affect the assets, business or any activity of the Borrower or Guarantors, and (iv) do not conflict with any provision of the corporate charter or bylaws of the Borrower or Guarantors or any agreement or other instrument binding upon them. The execution, delivery and performance of this Waiver will result in valid and legally binding obligations of the Borrower and Guarantors enforceable against each in accordance with the respective terms and provisions hereof.

      SS.6.3. CERTAIN SUBSIDIARIES. The Borrower hereby represents, warrants and covenants to the Banks and the Agent that its Subsidiaries ITEQ Management, LLC, ITEQ Tank, LLC and ITEQ Tank Construction, LLC have no assets and are not conducting any business and will not acquire any assets or conduct any business other than assets or operations of a DE MINIMIS value that are in the process of being liquidated or wound down.

      SS.7. RATIFICATION, ETC. This Waiver is limited to the waivers and amendments to the Credit Agreement set forth herein and upon the terms and subject to the conditions contained herein. Except as expressly stated herein, the Credit Agreement, the other Loan Documents and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect. This Waiver is a Loan Document.

      SS.8. RELEASE. In order to induce the Agent and the Banks to enter into this Waiver, each of the Borrower and the Guarantors acknowledges and agrees that: (i) neither the Borrower nor any Guarantor has any claim or cause of action against the Agent or any Bank (or any of its respective directors, officers, employees or agents); (ii) neither the Borrower nor any Guarantor has any offset right, counterclaim or defense of any kind against any of their respective obligations, indebtedness or liabilities to the Agent or any Bank; and (iii) each of the Agent and the Banks has heretofore properly performed and satisfied in a timely manner all of its obligations to the Borrower and each Guarantor. The Borrower and the Guarantors wish to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any of the Agent's and the Banks' rights, interests, contracts, collateral security or remedies. Therefore, each of the Borrower and the Guarantors unconditionally releases, waives and forever discharges (A) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Agent or any Bank to either the Borrower and any Guarantor, except the
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                                      -7-

obligations to be performed by the Agent or any Bank on or after the date hereof as expressly stated in this Waiver, the Credit Agreement and the other Loan Documents, and (B) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which the Borrower or any Guarantor might otherwise have against the Agent, any Bank or any of its directors, officers, employees or agents, in either case (A) or (B), on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind.

      SS.9. COUNTERPARTS. This Waiver may be executed in any number of counterparts, which together shall constitute one instrument.

      SS.10. GOVERNING LAW. THIS WAIVER SHALL BE A CONTRACT UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF SAID JURISDICTION, WITHOUT REFERENCE TO CONFLICTS OF LAW, AND IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT.
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      IN WITNESS WHEREOF, the parties hereto have executed this Waiver as an instrument under seal to be effective as of the date first above written.

THE BORROWER:

ITEQ, INC.


By:/S/ WILLIAM P. REID
   Name: William P. Reid
   Title: President and CEO
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THE GUARANTORS:

ITEQ MANAGEMENT COMPANY
 EXELL, INC. (a Delaware corporation which is successor by merger to EXELL. INC., a Texas corporation)
 ITEQ TANK SERVICES, INC. (successor by
  merger to HMT TANK SERVICE, INC.)
 RELIABLE STEEL, INC.
 AIR-CURE DYNAMICS, INC.
 AMEREX INDUSTRIES, INC.
 OHMSTEDE, INC.
 INTEREL ENVIRONMENTAL
  TECHNOLOGIES, INC.
 ALLIED INDUSTRIES, INC.
 ITEQ CONSTRUCTION SERVICES, INC.
  (f/k/a HMT CONSTRUCTION SERVICES,
  INC.)
 ITEQ INTELLECTUAL PROPERTIES, INC.
  (f/x/a AIX INTELLECTUAL PROPERTIES,
  INC.)
 ITEQ INVESTMENTS, INC. (f/k/a
  ASTROTECH INVESTMENTS, INC.)
 TEXOMA TANK COMPANY, INC.
 ITEQ STORAGE SYSTEMS, INC. (f/k/a
  BROWN-MINNEAPOLIS TANK &
  FABRICATING CO., successor by merger to
  HMT, INC., HMT SENTRY SYSTEMS, INC.
  and TRUSCO TANK, INC.)
 G.L.M. ACQUISITION, L.L.C.
 AIR-CURE (CANADA) TECHNOLOGIES, LTC.
 G.L.M. TANKS & EQUIPMENT LTD.


 By: /S/ WILLIAM P. REID
   Name: William P. Reid
   Title: President

THE LENDERS:

FLEET NATIONAL BANK,
(f/k/a BankBoston, N.A.)
  individually and as Agent


By: /S/ RICHARD E. LYNCH
   Name: Richard E. Lynch
   Title: Vice President



DEUTSCHE BANK AG,
  individually and as Documentation Agent


By: /S/ MARK COHEN
   Name:  Mark Cohen
   Title: Managing Director


By: /S/ CLARK PETERSON
   Name:  Clark Peterson
   Title: Associate



BANK OF SCOTLAND


By: /S/ JOSEPH FRATUS
   Name: Joseph Fratus
   Title: Vice President



BANK ONE, TEXAS, N.A.


By: /S/ C. DIANNE WODLEY
   Name: C. Dianne Wodley
   Title: First Vice President

BNP PARIBAS (f/k/a Paribas f/k/a Banque Paribas)


By: /S/ EDWARD V. CANALE
   Name: Edward V. Canale
   Title: Managing Director


By: /S/ KATHRYN B. QUINN
   Name: Kathryn B. Quinn
   Title: Vice President



COMERICA BANK


By: /S/ HENRY HAJDAS
   Name: Henry Hajdas
   Title: Senior Vice President



THE FUJI BANK, LIMITED


By: /S/ YUJI TANAKA
   Name: Yugi Tanaka
   Title: Vice President & Manager



HIBERNIA NATIONAL BANK


By: /S/ TAMMY ANGELETY
   Name: Tammy Angelety
   Title: Vice President



BANK OF AMERICA, N.A. (f/k/a NationsBank, N.A.)


By: /S/ MICHAEL W. COLON
   Name: Michael W. Colon
   Title: Principal

UNION BANK OF CALIFORNIA, N.A.


By: /S/ JOEL STEINER
   Name: Joel Steiner
   Title: Vice President



CHASE MANHATTAN BANK
  (f/k/a Chase Bank of Texas, N.A. f/k/a Texas Commerce Bank, N.A.)


By: /S/ BRUCE A. SHILCUTT
   Name: Bruce A. Shilcutt
   Title: Vice President